Exhibit 10.4

AGREEMENT

AGREEMENT dated as of this 23rd day of May, 2003, by and between Bush Industries, Inc., a Delaware corporation having its principal place of business at One Mason Drive, Jamestown, New York 14702 (the “Company”), and Gregory P. Bush, residing at 2478 Palm Road, Jamestown, New York 14701 (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of October 10, 2000 (the “Employment Agreement”);

WHEREAS, the Company and the Executive are each desirous of terminating Executive’s employment relationship with the Company;

WHEREAS, the Company is desirous of extending the restrictive covenants contained in the Employment Agreement upon termination of the employment relationship of Executive with the Company; and

WHEREAS, the Company and Executive are each desirous of terminating the Employment Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual premises set forth herein, and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. The Employment Agreement and Executive’s employment with the Company shall be deemed terminated effective as of the date of this Agreement.

2. The Executive hereby agrees and acknowledges that the terms and conditions set forth in this Agreement, including the severance compensation set forth below, are being given for and in reliance upon the Executive’s knowing and voluntary release and unconditional relinquishment and/or waiver of any and all claims or rights, either past or present, of whatever nature, Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) against the Company and any of its directors, officers, affiliates, employees, consultants and agents, regarding Executive’s employment with the Company and/or its termination. Executive hereby relinquishes and/or waives any and all past or present, claims, of any kind, against the Company and the persons described above under the ADEA, and hereby legally releases the Company and such persons with respect to any such claims.

3. In addition, the Executive hereby agrees and acknowledges that the terms and conditions set forth in this Agreement, including the severance compensation set forth below, are being given for and in reliance upon the Executive’s knowing and voluntary release and unconditional relinquishment and/or waiver of any and all claims or rights, either past or present, of whatever kind or nature, which Executive may now have or can reasonably anticipate against the Company and any of its directors, officers, affiliates, employees, consultants and agents, regarding Executive’s employment and/or its termination, including but not limited to: any other possible claims under federal or state laws or regulations; any possible claims for wages, benefits, bonuses, severance pay, perquisites, or back wages, benefits or bonuses other than as set forth in this Agreement; and/or any possible claims that Executive’s employment with the Company or its termination violated any alleged contractual relationship Executive had with the Company or was in any way unreasonable, wrongful, or in violation of any policy. In addition, Executive agrees not to start any lawsuit or action based upon Executive’s employment with the Company and/or its terms or its termination, and not to file any administrative complaints of any kind with any federal or state administrative agencies under any applicable statutes, laws or regulations, including those specified above, against the Company, or any of its directors, officers, affiliates, employees, consultants and agents.

4. Upon the execution and delivery of this Agreement, the Company hereby agrees to pay the Executive severance payments equal to $472,500; which sum represents the eighteen month severance payment described in Section 5 of the Employment Agreement, calculated based upon Executive’s annual base salary of $215,000, plus an aggregate $150,000 for Executive’s agreement hereunder to extend the covenant not to compete, such that such restrictive covenant will be for a period of five years from the date hereof. The severance payments to the Executive shall consist of three parts: Continuation of salary paid bi-weekly through July 11, 2003; a lump sum payment of $30,000 payable on or about June 17, 2003; and a final lump sum payment equal to the remaining balance payable on or about July 15, 2003.

5. For the eighteen month period commencing as of the date hereof, the Executive shall be entitled to continuation of coverage under the group health, life, and disability plans currently in effect covering the Executive, or such similar plans as the Company may provide for its executives from time to time hereafter. The Company shall be responsible for paying all of the costs of such coverages that it would have paid if the Executive was still in the employ of the Company.

6. Executive hereby agrees not to disclose to others or permit such disclosure, or make use of or permit the use of for his own benefit or the benefit of others, any confidential information, without the prior written consent of the Company. Confidential information as used in this Agreement includes any information, whether of a financial, technical or marketing nature, that pertains to the business of the Company and/or its affiliates, and/or any customer, consultant or supplier of the Company and/or its affiliates, or of any other party with which the Company and/or its affiliates does business with and respect to which they may be contractually or otherwise obligated to maintain such information confidential. Confidential information shall include, but shall not be limited to, information relating to manufacturing equipment, processes and materials, data, know-how, trade secrets, market strategies, blueprints, specifications, formulas, the names, buying habits, or practices of any customers, marketing methods and related data, the names of any vendors or suppliers, costs of materials, prices, manufacturing and sales costs or lists or other written records. Confidential information, however, shall not include information that is, or through no fault of the Executive becomes, generally and overtly known in the industry in which the Company competes.

7. The Executive also hereby agrees that as of the date hereof, he will return to the Company any record, list, drawing, blueprint, specification or other document or property of the Company or any subsidiary thereof, together with any copy or reproduction thereof, mechanical or otherwise, which is of a confidential nature relating to the Company or any affiliate of the Company, or, without limitation, relating to its or their methods of distribution, suppliers, customers, client relationships, marketing strategies or any description of any formulae or secret processes, or which was obtained by him or entrusted to him during the course of his employment with the Company or which otherwise contains confidential information.

8. The Executive further covenants and agrees that during the five year period following the date of this Agreement, Executive will not engage in “Competition” with the Company. For purposes of this Section 9, “Competition” shall mean:

(i) Directly or indirectly, either as a principal, agent employer, partner, director, stockholder or otherwise, engaging in, or being interested in, any business in competition with the business of the Company or any affiliate of the Company, including, without limitation, taking a management, advisory, sales, or ownership position with, or control of, a business engaged in the design, manufacturing, marketing, distribution or sale of products in any geographical area in which the Company or any affiliate of the Company is engaging in the design, manufacturing, marketing, distribution, or sale of such products; provided, however, that in no event shall ownership of less than five percent (5%) of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than five hundred (500) persons, standing alone, be deemed Competition with the Company within the meaning of this Section 9(a).

(ii) Soliciting any person who is a supplier or customer of the businesses conducted by the Company and/or its affiliates, or any business in which the Executive has been engaged on behalf of the Company, or any affiliate of the Company, at any time during the period of employment on behalf of a business described in clause (i) of this Section 9(a).

(iii) Inducing or attempting to persuade any employee and/or consultant of the Company or any of its affiliates to terminate their employment and/or business relationship with the Company.

9. The Executive recognizes and agrees that the restrictions on his activities contained in Section 9 are required for the reasonable protection of the Company and its investments. The Executive further agrees and acknowledges that the duration and scope of the restrictive covenants set forth herein are reasonable, and that the severance payment being paid to Executive hereunder by the Company is being paid, in part, to the Executive, in consideration for the restrictive covenants set forth in this Agreement.

10. The Executive recognizes and agrees that, by reason of his knowledge, experience, skill and ability, his services to the Company were extraordinary and unique, that the breach or attempted breach of the restrictive covenants set forth in this Agreement will result in immediate and irreparable injury to the Company for which the Company will not have an adequate remedy at law, and that the Company shall be entitled to a decree of specific performance of those covenants and to a temporary and permanent injunction enjoining the breach thereof, and to seek any and all other remedies to which the Company may be entitled, including, without limitation, monetary damages, without posting bond or furnishing security of any kind. The provisions of this Section 11 are in addition to and not by way of limitation of any other rights or remedies available to the Company and/or its affiliates.

11. Executive acknowledges that Executive was given full opportunity and right during negotiation of this Agreement to retain counsel of his choosing and that any decision by Executive to not retain counsel will in no way invalidate any provision of this Agreement. It is also understood that Executive has had ample and sufficient time and opportunity to consult with his personal, financial, and tax advisors during negotiation of and prior to executing this Agreement.

12. (a) In the event that any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement not so invalid or unenforceable shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(b) Any provision of this Agreement which may be invalid or unenforceable in any jurisdiction shall be limited by construction thereof, to the end that such provision shall be valid and enforceable in such jurisdiction.

(c) Any provision of this Agreement which may for any reason be invalid or unenforceable in any jurisdiction shall remain in effect and be enforceable in any jurisdiction in which such provision shall be valid and enforceable.

13. (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

(b) This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive, his heirs, legatees, distributees and legal representatives.

(c) In the event of a dispute under this Agreement, which cannot be resolved amicably by the parties, such dispute shall be submitted to binding, expedited arbitration to take place in Jamestown, New York, before a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association. The arbitrator shall be an attorney with expertise in employment and contract issues who is sanctioned by the American Arbitration Association. The prevailing party in any such dispute shall recover its attorneys’ fees and costs from the losing party. The arbitrator shall have the right to award damages or other forms of legal and/or equitable relief (with the exception of injunctive relief as described above), to the extent permitted and not waived herein, including awards of attorneys’ fees. The award or decision rendered by the arbitrator shall be final, binding and conclusive and judgment on such award or decision may be entered by any court of competent jurisdiction. The procedures specified in this section shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement except as described above.

(d) Any notice or other communication to the Company pursuant to any provision of this Agreement shall be given in writing and will be deemed to have been delivered

(i) when delivered in person to the Corporate Secretary of the Company, or

(ii) one week after it is deposited in the United States certified or registered mail, postage prepaid, addressed to the Corporate Secretary of the Company at One Mason Drive, Jamestown, New York 14701, or at such other address of which the Company may from time to time give the Executive written notice in accordance herewith.

(e) Any notice or other communication to the Executive pursuant to any provision of this Agreement shall be in writing and will be deemed to have been delivered

(i) when delivered to the Executive in person, or

(ii) one week after it is deposited in the United States certified or registered mail, postage prepaid, addressed to the Executive at the address set forth on the first page hereof, and/or at such other address of which the Executive may from time to time give the Company written notice in accordance herewith.

(f) No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing, signed by the Executive and an authorized officer of the Company.

(g) This instrument contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUSH INDUSTRIES, INC.

By:	/s/
Title:

/s/
Gregory P. Bush

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